CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 12, 2008, relating to the financial statements and financial highlights which appears in the June 30, 2008 Annual Report to Shareholders of the Hotchkis and Wiley Funds, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California
March 30, 2009